Exhibit 10.3

34175 Ardenwood Blvd
Fremont, CA 94555
(510) 745-1700 – Tele
(510) 745-0493 – Fax
www.ardelyx.com

June 2, 2020

Justin Renz

48 Walnut Street

Milton, MA 02186

Dear Justin:

On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the exempt position of Chief Financial Officer reporting to the Chief Executive Officer. This letter sets out the terms of Ardelyx’s offer of employment, which is contingent upon the completion of reference checks to Ardelyx’s satisfaction. If you accept this offer, your employment will be subject to the terms of the Company’s standard form of Proprietary Information and Inventions Assignment agreement.  In addition, you and the Company will enter into a Change in Control Severance Agreement that will further define some of the provisions set forth in this offer letter (the “Severance Agreement”).

Your first day of full-time employment with Ardelyx is currently expected to be June 8, 2020. Your full time starting base salary will be $17,916.67 semi-monthly, which is equivalent to $430,000.00 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure. You will also be eligible to receive an annual bonus of up to forty percent (40%) of your base salary, with the amount of the bonus determined by the Board of Directors based upon the performance of the Company.   Your awarded bonus for 2020 will be pro-rated for the number of months that you were employed at the Company during 2020.

You will also receive a sign-on cash bonus equal to $10,000.00, less applicable tax and other withholdings.  The sign-on cash bonus will be paid to you in your first paycheck on June 15, 2020.

Following your first day of employment, you will be granted an option to purchase shares of Company common stock under the Company’s 2016 Employment Commencement  Incentive Plan (the “Incentive Plan”), which stock option shall have an accounting grant date fair value of one million dollars ($1,000,000).  Your option will be exercisable at a per share exercise price equal to the fair market value of Ardelyx stock on your option grant date.  Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years and will be subject to the terms and conditions of the Company’s equity incentive plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

In addition, on your first day of employment, you will be granted a Restricted Stock Unit (RSU).  The RSU will be for 10,000 shares of common stock of the Company and will vest in full upon the acceptance for filing by the Food and Drug Administration of a New Drug Application (“NDA”) for tenapanor for the treatment of hyperphosphatemia; provided that if the NDA is not accepted on or before December 31, 2020, the RSU shall be terminated for no consideration. The RSU granted to you will be subject to the terms and conditions of the Company’s Incentive Plan and the approved standard form of full value award, which you will be required to sign as a condition of receiving the RSU.  The Company’s standard terms of the full value award requires an automatic sell to cover applicable withholding taxes prior to the settlement of any vested RSU.

You will be eligible to participate in various Company equity and benefit plans, including group health insurance, 401(k), and the Employee Stock Purchase Plan. You will earn three weeks of vacation each year. You will be eligible for salary increases and additional equity grants in accordance with the Company’s practice.  Your salary increase and equity grant for 2021 will not be pro-rated.

If this offer of employment is accepted, your employment with the Company will be “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return it to me prior to or on 10:00 am EST, June 3, 2020 at which time this offer shall expire

Justin, it has been a real pleasure meeting you and all of us here at Ardelyx concur that you are an excellent fit with our team, and we look forward to working with you at Ardelyx.

Sincerely,

Ardelyx, Inc.

By	/s/ Mike Raab
Mike Raab
President and Chief Executive Officer

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement.  I understand and agree that my employment with the Company is at-will.

Date: June 2, 2020	/s/ Justin Renz
Justin Renz

Start Date: June 8, 2020